EXHIBIT 10.1

ADDENDUM TO PROMISSORY NOTE

THIS ADDENDUM (this “Addendum”), dated as of August 18, 2023, by and between Kingfish Holding Corporation, a Delaware corporation (the “Borrower”) and Renovo Resource Solutions, Inc., a Florida corporation (the “Noteholder”) is made to that certain Promissory Note by and between the Borrower and the Noteholder dated as of October 28, 2022 (the “Note”). Capitalized terms used and not defined in this Addendum have the respective meanings assigned to them in the Note issued by Borrower in favor of Noteholder.

W I T N E S S E T H:

WHEREAS, pursuant to Section 3(a) of the Note, all payments of principal and interest shall be made in US dollars;

WHEREAS, the Noteholder and the Borrower have entered into that certain Agreement and Plan of Merger, dated as of October 28, 2022 (as amended, the “Merger Agreement”), pursuant to which the Noteholder will merge with and into the Borrower, with the Borrower being the surviving corporation (the “Merger”);

WHEREAS, the parties desire that in the event that the Merger has not occurred before October 28, 2024 (the “Payment Date”), the Borrower shall have the option to pay off all or any portion of the then-outstanding accrued and unpaid interest, principal and any other amounts payable under the Note (collectively, the “Obligations”) by issuing common stock of Borrower to Noteholder in exchange therefor.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Consent. Notwithstanding Section 3(a) of the Note, if the Merger has not occurred before the Payment Date, the Noteholder hereby consents to Borrower paying off the Obligations on or after the Payment Date, by issuing common stock of Borrower to Noteholder in lieu of making payments of Obligations in US dollars. The value of the Borrower’s common stock for purposes of making payments pursuant to this Addendum shall be the average trading price of the Borrower’s common stock on the date five (5) business days prior to the Payment Date.

2. Registration Rights. Promptly (and in any event within five business days) following Borrower’s issuance of common stock to Noteholder in satisfaction of the Obligations, Borrower shall duly execute and deliver a registration rights agreement, in a form satisfactory to Noteholder in its reasonable discretion, providing certain registration rights to the Noteholder with respect to the aforementioned common stock. Noteholder, in its sole discretion, may waive Borrower’s obligation to deliver a registration rights agreement in accordance with this Section 2 if both state and federal securities exemptions are available that would permit the resale of such common stock as unrestricted securities.

3. Limited Effect. All provisions of the Note that have not been amended by this Addendum shall remain in full force and effect. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Note and this Addendum, the provisions of this Addendum shall control and be binding.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written.

KINGFISH HOLDING CORPORATION

/s/ Ted Sparling
By: Ted Sparling
Its: Chief Executive Officer

RENOVO RESOURCE SOLUTIONS, INC.

/s/ Randall Moritz
By: Randall Moritz
Its: President

[Signature Page to Addendum]